EXHIBIT 10.6

CENTRAL CA FUEL CELL 2, LLC, FUELCELL ENERGY, INC.,

AND

CRESTMARK EQUIPMENT FINANCE

TECHNOLOGY LICENSE AND ACCESS AGREEMENT

FOR

TULARE BIOMAT FUEL CELL POWER PLANT

This Technology License and Access Agreement (“Agreement”) dated February 11, 2020 (“Effective Date”) is by and between Crestmark Equipment Finance, a division of Metabank (“Lessor”), Central CA Fuel Cell 2, LLC, a Delaware limited liability company (“Lessee”), and FuelCell Energy, Inc., a Delaware corporation (“Service Provider”) (Service Provider, Lessor and Lessee are each individually, a “Party”, and collectively, the “Parties”).

WHEREAS, Lessor has purchased one SureSource 3000 Power Plant with corresponding SureSource Modules and ancillary balance of plant components related thereto (collectively, the "SureSource Power Plant") from Lessee under the Purchase and Sale Agreement, dated the 11th day of February, 2020 (the “Purchase Agreement”) attached hereto as Exhibit A and the Equipment Lease Agreement, dated the 11th day of February, 2020 (the “Lease Agreement”) attached hereto as Exhibit B, as part of a sale leaseback transaction whereby Lessor is leasing to Lessee and Lessee has installed and will operate the SureSource Power Plant at the Tulare wastewater treatment plant, Tulare, California (the “Project”); and

WHEREAS, said SureSource Power Plant shall be operated and maintained by Service Provider for Lessee under a Service Agreement dated the 27th  day of December, 2019 between Service Provider and Lessee  (the “Service Agreement”), as attached hereto as Exhibit C, and

WHEREAS, Service Provider is the ultimate parent of Lessee;

WHEREAS, in connection with the Lease Agreement, Lessee will grant to Lessor a security interest in, among other things, the Service Agreement; and

WHEREAS, the Parties wish to establish the provisions for operation and maintenance of the Project in the event of a Failure Event (as defined herein below).

NOW, THEREFORE, the Parties, in consideration of the mutual promises contained herein and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and agreeing to be legally bound, hereby agree to the following:

1.0	Definitions:

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1.1	“Competitor” or “Competitors” shall be as defined in Section 1.2 of the Service Agreement.
1.2

“SureSource Operations Technology” means that portion of the SureSource Technology comprising trade secrets, know-how and other confidential information owned or otherwise controlled/licensed by Service Provider and/or Lessee which are necessary or useful for the operation and maintenance of the SureSource Power Plant used in the Project, including but not limited to processes, techniques, algorithms, software, content, data, databases, protocols, specifications, manuals, drawings, reports, designs, plans, work product and other information/materials.

1.3	“SureSource Fuel Cell Module” or “SureSource Module” shall be as defined in Section 1.19 of the Service Agreement.
1.4	“Failure Event” shall mean that one or more of the following events has occurred:

1.4.1  Service Provider is no longer capable of providing the Services or capable of delivering the SureSource Modules to Lessee for use at the Project in accordance with the planned maintenance schedule;

1.4.2  The filing of a petition under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) regarding Service Provider, and the earliest to occur of:

(a) The debtor’s rejection of this Agreement and Service Agreement, pursuant to the exercise of the debtor’s rights under 11 U.S.C. Section 365; or

(b) A sale under Section 363 under Chapter 11 of the Bankruptcy Code is unlikely to occur and Service Provider is not providing, or is no longer capable of providing the Services as required by this Agreement;

1.4.3  The filing of a petition under Chapter 7 of the Bankruptcy Code regarding Service Provider (or the conversion of a proceeding under Chapter 11 of the Bankruptcy Code to a proceeding under Chapter 7 of the Bankruptcy Code).

1.4.4. Service Provider is acquired by a third party, which fails to continue the business of Service Provider or adequately fulfill the requirements of the Service Agreement.

1.5	“Service” or “Services” includes and shall be limited to activities identified under Section 2.0 of the Service Agreement.
1.6	“Term” shall be as defined in Section 5.1 below.
2.0	Notice:

Lessee shall promptly notify Lessor in writing upon the occurrence of any Failure Event.

3.0	Service License:

Service Provider hereby grants to Lessor upon a Failure Event a license to use the SureSource Operations and Maintenance Manuals (the “Licensed Materials’), solely for the operation, servicing, monitoring and maintenance of the Project for the Term of this Agreement, including but not limited to the right to use the  SureSource Power Plant communications system software and firmware, and the SureSource Power Plant monitoring software.  The Operations and Maintenance Manuals shall be delivered to

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Lessor or its designee prior to the commencement of the Lease Agreement.  Without limiting the foregoing, the Parties acknowledge and agree that the license set forth herein is effective as of the Effective Date but is only exercisable by Lessor upon the occurrence of a Failure Event as defined in Section 1.4 above and otherwise in accordance with this Agreement. Lessor’s exercise of the license shall become automatic upon the occurrence of a Failure Event without any further action required on the part of any party.  For the sake of clarity, Lessor’s exercise of the license shall include the right of Lessor to share the Licensed Materials with a third party, and the use by such third party of the Licensed Materials, as is reasonably necessary in Lessor’s reasonable discretion, to continue to maintain the SureSource Power Plant.  Such license shall be sublicenseable and transferable by Lessor to (i) any party which Lessor engages for the purposes of maintaining the SureSource Power Plant or (ii) to any purchaser of the SureSource Power Plant from Lessor; provided, however, that any disclosure to a sublicensee (i) shall not be a Competitor (unless a Failure Event has occurred), (ii) shall be subject to the provisions of the Mutual Confidentiality Agreement of September 17, 2019 between FuelCell Energy, Inc. and Crestmark, and (iii) shall at all times be limited to the SureSource Power Plant for the Project.  Notwithstanding the foregoing, Lessor may share the Licensed Materials at any time from the date hereof with DAI Management Consultants, Inc. (“DAI”) for the purposes of allowing DAI to develop a backup servicing support plan for Lessor and to fulfill DAI’s scope of work under the Owner’s Representative Agreement between DAI and Lessor.   For all purposes under this Agreement, DAI Management Consultants, Inc., or any successor organization, shall conclusively be presumed to not be a Competitor.

4.0	Training, Employment of Personnel and Documentation

4.1

Training: Promptly upon written notice from Lessor at any time after execution of this Agreement, Service Provider shall provide Service Provider’s employee equivalent SureSource 3000 classroom training to no more than three (3) Lessor-designated personnel or Lessor designee.  So long as there has been no Failure Event, then the Lessor designee shall not be a Competitor or an employee of a Competitor with respect to the SureSource Technology and the operation of the Project, trouble-shooting and preventative maintenance for the Project and the SureSource Power Plant, and replacement of SureSource Modules at the Project. This training shall include an understanding of the SureSource 3000 technology, including the fuel cell stacks, module assemblies and the electrical and mechanical balance of plant components and the biogas cleanup equipment. Further, trained personnel will be familiar with key operating protocols, service call procedures, and operating tests, including documenting and maintaining a formal change-out process when the fuel cell stacks reach the end of life.  So long as there has been no Failure Event, then Service Provider may, in its sole discretion, require the execution of appropriate non-disclosure and non-compete agreements prior to the commencement of any training hereunder. Personnel trained pursuant to this Agreement  will not be trained in or perform manufacturing or SureSource Module replacement, or regulatory compliance requirements,  but are expected to have sufficient knowledge to take a conditioned SureSource 3000 Module and manage contractors performing delivery, installation and commissioning of the replacement Modules at the Project. Additional trainees will be at Lessor’s cost and expense.

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4.2

Fees: Fees associated with initial and ongoing training of Lessor’s third-party designee shall be paid by Lessee pursuant to the fee schedule is attached hereto as Exhibit D. Any changes to the fee structure on Exhibit D shall be mutually agreed upon.

4.3

Usage Conditions: Lessor agrees that any personnel and/or designees trained pursuant to this Article 3 shall use such training solely for the purpose of operation and maintenance of the Project after a Failure Event and shall not use such training for any other purpose.

4.4

Contacts:  Service Provider agrees to identify and document major contractors involved in the Service of the Project. Documentation of contractors will be as agreed by Service Provider and Lessor, and might include subcontractors for the electrical and mechanical balance of plant and major original equipment suppliers and manufacturers. Lessor will also have access to Service Provider’s Customer Service personnel in the normal course of operation of the Project. Lessor agrees not to contact any party outside the normal course of business prior to a Failure Event.

4.5

Employment of Personnel: In the event of Service Provider’s filing for or announcement of liquidation, Service Provider will not object or otherwise interfere in Lessor’s employment of former Service Provider personnel for the purpose of Service of the Project through the end of the Lease Agreement.

4.6

Performance Metrics: Lessor and its designee shall be kept abreast by Lessee and Service Provider of major developments with the Project through quarterly and annual customer reports in accordance with Service Provider’s standard customer format, the form of which is attached hereto as Exhibit E.  All reports will be delivered to Lessor within 45 days of the last day of each reporting period.

4.7

Documentation: Promptly upon written notice from Lessor at any time after execution of this Agreement, Service Provider will provide Lessor or its designee with agreed upon documentation of policies, procedures and lists, as applicable, including Service Provider’s service organization, maintenance processes, spare parts and logistics plans so that such designee may provide annual reporting to the Lessor.

5.0	Term and Termination:

Term and Termination: This Agreement shall come into force as of the Effective Date and shall remain in full force and effect for so long as Lessor (or any purchaser of the SureSource Power Plant from Lessor) owns the SureSource Power Plant (“Term”).

6.0

Confidentiality: This Agreement is subject to the Mutual Confidentiality Agreement of September 17, 2019 between FuelCell Energy, Inc. and Crestmark. All information provided pursuant to this Agreement shall be treated as Confidential Information by Lessor.

7.0	Consent to Pledge. Service Provider consents to the pledge of, and security interest granted in, the Service Agreement by Lessee in favor of Lessor in connection with the Lease Agreement.

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8.0

Representations and Warranties: Each Party hereto represents and warrants that (a)  it  has  the power and authority to enter into this Agreement and perform its obligations hereunder; and(b) the execution and delivery of this Agreement does not conflict with or violate any provisions of or otherwise conflict with, violate or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.

9.0

Indemnity: Each Party shall indemnify, defend and hold harmless the other Party hereto  and its affiliates, and each of their respective employees, officers, directors and agents, from and against any and all third party claims for its (i) material breach of any representations, warranties and covenants under this Agreement; (ii) infringement or misappropriation of the patent rights, trade secrets or other intellectual property rights of Service Provider or any third party; and (iii) injury to persons or damages to property which it causes as a result of its performance of its obligations hereunder, unless such injury or damages are directly caused by the other Party’s grossly negligent acts or willful misconduct.

10.0

Severability: Should any of the provisions of this Agreement be or become fully or    partly invalid or unenforceable, the remainder of the Agreement shall be valid and enforceable. Such invalid or unenforceable provision shall be replaced by a provision which shall come as close as possible to the purpose of the invalid provision.

11.0

Waiver: The failure of either Party at any time or from time to time to exercise any of its rights or to enforce any of the terms, conditions or provisions under this Agreement shall not be deemed to be a waiver of any such rights nor shall it prevent such Party from subsequently asserting or exercising any such rights.

12.0	Governing Law: This Agreement shall be governed and construed in accordance with the laws of the State of New York except for that portion of its laws relating to any conflicts of laws principles.
13.0

Disputes: Any and all disputes resulting from, concerning the validity of or arising in connection with this Agreement that cannot be settled by the Parties shall be submitted to a court of competent jurisdiction within the State of New York.

14.0	Amendments and Modifications: This Agreement may only be amended by a written instrument, properly executed by duly authorized officers of the Parties hereto.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the Effective Date in their respective corporate names by their duly authorized representatives.

Service Provider:	Lessee:

FuelCell Energy, Inc.	Central CA Fuel Cell 2, LLC

/s/ Michael S. Bishop	/s/ Michael S. Bishop
Name: Michael S. Bishop	Name: Michael S. Bishop
Title: Executive Vice President,	Title: Executive Vice President,
Chief Financial Officer and Treasurer	Chief Financial Officer and Treasurer

Date: February 11, 2020	Date: February 11, 2020

Lessor:

Crestmark Equipment Finance

/s/ Thomas R. Rutherford
Name: Thomas R. Rutherford

Title: President

Date: February 11, 2020

Signature Page to Technology Access Agreement

Exhibit A

Purchase Agreement

Exhibit B

Lease Agreement

Exhibit C

Service Agreement

Exhibit D

Fee Schedule

The fixed price payable by Lessee pursuant to Section 4.2 for Lessor and/or its designee to complete all requirements pursuant to this Agreement including training and initial project documentation (Phase I) is $18,000. Lessee shall also pay Lessor or it’s designee a maximum of $7,500 per year for the term of the Lease Agreement, escalating at 3% each year, including annual documentation updates, training refreshers, monitoring, reporting or any other services requested by Lessor. Travel time and reasonable out-of-pocket expenses  for Lessor’s designee shall be approved in advance by Lessee and shall be separately invoiced to and payable by Lessee. Fees shall be invoiced once annually upon delivery of the final documentation and/or report to Lessor.

Exhibit E

Form of Quarterly Report

[Seller to insert prior to execution]